Exhibit 10.2

INTERNATIONAL PAPER COMPANY

UNFUNDED SUPPLEMENTAL RETIREMENT PLAN

FOR SENIOR MANAGERS

As Amended and Restated Effective January 1, 2005

PREAMBLE

This Plan was originally established as the International Paper Company Unfunded Excess-Benefit Plan for Senior Managers and became effective as of November 1, 1983, pursuant to a resolution of the Board of Directors of International Paper Company (the “Company”) dated October 11, 1983. Effective as of November 12, 1985, the name of the Plan was changed to the International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers, and additional benefit provisions were added to the Plan as set forth herein. The Plan was amended effective as of April 1, 1991, to delete the statutory limitation excess benefit provision from the Plan, because the Company has established a separate plan to provide statutory limitation excess benefits to salaried employees of the Company and its United States subsidiaries. The Plan was amended effective September 8, 1992, to change the calculation of the Supplemental Benefit payable under the Plan. The Plan was amended effective July 1, 1993, to change the definition of Compensation under the Plan. The Plan was amended effective December 1, 1993, to specify the optional forms of benefit payment and death benefits.

The Plan was amended effective January 1, 2000, among other things, to change the definition of Compensation under the Plan, establish a pensionable pay minimum for purposes of the Plan, clarify the vesting provisions applicable to participants, change certain provisions relating to the commencement of the Supplemental Benefit payable under the Plan and to clarify the calculation of the pre-retirement death benefit. The Plan was amended effective January 1, 2001, and amended effective October 9, 2001, to change the definition of Compensation under the Plan.

The Plan was amended and restated effective January 1, 2005, to comply with the provisions of the American Jobs Creation Act of 2004, and to make certain other changes, including to change the normal form of benefit payment to a lump sum and to detail the rules for an annuity form of payment, to change the commencement of benefit rules, to define rules for determining the lump sum interest rate, to allow as credited service employment with affiliated companies, to establish a minimum service requirement of five years of vesting service to receive benefits under the Plan, to establish new formulas for the calculation of benefits for employees who become eligible to participate in the Plan after July 1, 2004, and to provide the Board and the Committee with the authority to adjust the application of any term of the Plan with respect to any Eligible Employee, to the extent it determines that such action will further the purposes of the Plan.

1.	Name and Purpose.

This Plan shall be known as the International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers (the “Plan”). The Plan is an unfunded plan maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the exemption provisions of Parts 2, 3 and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (and related regulations and provisions of the Internal Revenue Code of 1986, as amended). The Plan is maintained for the purpose of providing for the payment of a supplemental retirement benefit to an Eligible Employee which is in addition to the amount of the retirement benefits payable to such person under the standard 1.67% benefit formula provisions for salaried employees of the Retirement Plan of International Paper Company (as amended from time to time, the “Retirement Plan”) or under the Retirement Savings Account of the International Paper Company Salaried Savings Plan (as amended from time to time, the “Salaried Savings Plan”) and any pension type payments payable to such person under any other plan or contract maintained by the Company or its subsidiaries.

2.	Funding of Benefits.

The benefits payable under the Plan will be paid from the Company’s general assets as payments become due under the Plan, and will not be funded in advance through an Internal Revenue Service qualified trust arrangement or through insurance annuity contracts. From time to time the Company may arrange for insurance annuity contracts on the lives of Eligible Employees (the proceeds of which are payable to the Company) in order to insure the Company for part or all of the payments which the Company will make under the Plan. All Eligible Employees participating in the Plan agree to authorize the Company to purchase such insurance contracts. Eligible Employees participating in the Plan (and their beneficiaries) will not have any beneficial interest in such insurance contracts or in the proceeds of such insurance contracts. With respect to claims for benefits under the Plan, Eligible Employees and their beneficiaries shall be general unsecured creditors of the Company.

3.	Eligible Employees.

The persons who are eligible to receive benefits under the Plan (“Eligible Employees”) are persons who are (A) salaried employees of the Company and its subsidiaries on or after the effective date of the Plan, (B) designated by the Chief Executive Officer of the Company as eligible to participate in the Plan and (C) either (i) participants in the Retirement Plan, if hired before July 1, 2004, or (ii) participants in the Salaried Savings Plan eligible for a Retirement Savings Account, if hired on or after July 1, 2004. All of the terms and conditions of the Plan shall be binding upon any surviving spouse, beneficiaries, executor, administrator, heirs or successors of an Eligible Employee.

4.	Vesting.

An Eligible Employee who has attained his or her Vesting Date while employed shall be vested in his or her benefits under the Plan.

For purposes of the Plan, “Vesting Date”, with respect to an Eligible Employee whose benefit under the Plan is determined under Section 5(A), shall mean the earlier of:

(A)	his or her attainment of age 62 and completion of five years of Vesting Service (as defined in the Retirement Plan); or

(B)	his or her attainment of age 61 and completion of 20 years of Vesting Service.

Notwithstanding the foregoing, such vesting with respect to any Eligible Employee may occur prior to age 62 with the consent of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”); provided that such Eligible Person has attained age 55 and completed five years of Vesting Service.

For purposes of the Plan, “Vesting Date”, with respect to an Eligible Employee whose benefit under the Plan is determined under Section 5(B) or Section 5(C), shall mean his or her attainment of age 55 and completion of five years of Vesting Service.

5.	Amount and Time of Payment of Supplemental Benefit.

The amount of the monthly supplemental retirement benefit payable to an Eligible Employee under the Plan (the “Supplemental Benefit”) is an amount (in the form of a monthly benefit payable as a single-life annuity) determined in accordance with Section 5(A), Section 5(B) or Section 5(C), whichever is applicable, and commencing as provided in Section 5(D), as set forth below:

(A)	Calculation of the Amount of the Supplemental Benefit for Participants in the Plan Prior to July 1, 2004.

Except as expressly otherwise provided herein, the Supplemental Benefit is calculated in the manner set forth for determining an “Accrued Benefit” under the standard 1.67% salaried benefit formula of the Retirement Plan, but shall be the greater of (i) or (ii) below.

(i)	An amount equal to the lesser of (a) or (b), reduced by (c) below:

(a)	3.25% of the Eligible Employee’s Compensation (as defined in Section 5(A)(iii)(c) below) multiplied by the number of years of his or her Credited Service.

(b)	Fifty percent (50%) of the Eligible Employee’s Compensation.

(c)	The product of:

(1)	3.25% of the Eligible Employee’s Primary Social Security Benefit multiplied by the number of years of his or her Credited Service projected to age 65, subject to a maximum of 50% of the Eligible Employee’s Primary Social Security Benefit; and

(2)	The ratio of years of the Eligible Employee’s Credited Service at the determination date to his or her Credited Service projected to age 65.

(ii)	Twenty-five percent (25%) of the Eligible Employee’s Compensation.

The amount calculated under the formula set forth above shall be reduced by all of the following amounts:

(a)	the actual amount of the Eligible Employee’s vested benefit under the Retirement Plan (converted to a single-life annuity);

(b)	the actual amount of the Eligible Employee’s vested benefit under the International Paper Company Pension Restoration Plan for Salaried Employees (the “Pension Restoration Plan”) (converted to a single life annuity);

(c)	the single-life annuity actuarial equivalent of any retirement benefit paid from a qualified defined benefit plan or non-qualified defined benefit plan sponsored by the Company or any of its subsidiaries (other than the Retirement Plan or Pension Restoration Plan) or payable directly from the Company or any of its subsidiaries under a similar contractual-type arrangement (but not payments made pursuant to the Salaried Savings Plan, the International Paper Company Deferred Compensation Savings Plan (the “Deferred Compensation Savings Plan”), or any other qualified defined contribution or non-qualified defined contribution plan); and

(d)	to the extent Credited Service is granted under Section 5(A)(iii)(b) below for service with an acquired company and/or an Affiliated Company, the single-life annuity actuarial equivalent of any retirement benefit due the Eligible Employee from the acquired company and/or Affiliated Company relating to the Credited Service so granted, whether payable under a qualified defined benefit plan, non-qualified defined benefit plan or contractual-type arrangement; provided, however, that no reduction made under (a), (b) or (c) above shall be duplicated under (d).

(iii)	Definitions. In calculating the Supplemental Benefit under Section 5(A) above:

(a)	The term “Affiliated Company” means a company in which the Company has more than a 50% ownership interest.

(b)	The terms “Credited Service” and “Primary Social Security Benefit” shall have the same meaning as defined in the Retirement Plan except the term “Credited Service”, with respect to an Eligible Employee, shall also include (i) service by such Eligible Employee with an acquired company or with an Affiliated Company, where employment with such entity is not considered Credited Service under the Retirement Plan, in either case solely to the extent specified by the Plan Administrator, and (ii) any period prior to such Eligible Employee’s attainment of age 65 during which he or she is entitled to benefits under the Company’s long-term disability plan applicable to him or her.

(c)	The term “Compensation”, with respect to any Eligible Employee and any determination date, shall equal the sum of:

(1)	such Eligible Employee’s highest annual base salary during the three consecutive calendar years prior to such date of determination; plus

(2)	the Eligible Employee’s target award (whether or not deferred) under the Company’s Management Incentive Plan for the year in which the Eligible Employee terminates or retires;

provided, however, that Compensation shall not include any awards or income described in Section 1.142 of the Retirement Plan; and provided further, however, that in the case of any Eligible Employee who is entitled to benefits under the Company’s long-term disability plan applicable to him or her, Section 5(A)(iii)(c)(1) and Section 5(A)(iii)(c)(2) shall be replaced as follows:

(1)	such Eligible Employee’s annual base salary in effect as of the last day of active employment prior to becoming entitled to benefits under the Company’s long-term disability plan applicable to him or her; and

(2)	the Eligible Employee’s target award (whether or not deferred) under the Company’s Management Incentive Plan for the year in which the Eligible Employee became disabled.

(B)	Calculation of the Amount of the Supplemental Benefit for Participants Hired Prior to July 1, 2004 and Eligible to Participate in the Plan On or After July 1, 2004.

The Supplemental Benefit is the amount of the Eligible Employee’s vested benefit under the Pension Restoration Plan (converted to a single life annuity).

The Plan Administrator may grant additional Credited Service for the calculation of the Supplemental Benefit in accordance with the provisions of Section 5(A)(iii)(b). In the event additional Credited Service is granted, the Supplemental Benefit shall be calculated as the sum of the Eligible Employee’s vested benefit under the Retirement Plan and the Pension Restoration Plan (both determined using the additional Credited Service and on a single life annuity basis), reduced by the actual amount of the Eligible Employee’s vested benefit under the Retirement Plan. The Supplemental Benefit so determined shall be reduced by the single-life annuity actuarial equivalent of any retirement benefit due the Eligible Employee from the acquired company and/or Affiliated Company relating to the Credited Service so granted, whether payable under a qualified defined benefit plan, non-qualified defined benefit plan or contractual-type arrangement, unless such reduction is part of the Retirement Plan or Pension Restoration Plan calculation.

(C)	Calculation of the Amount of the Supplemental Benefit for Participants Hired and Eligible to Participate in the Plan On or After July 1, 2004.

The Supplemental Benefit is the sum of the amount of the Retirement Plan benefit and the amount of the Pension Restoration Plan benefit that would be paid to the Eligible Employee, on a single life annuity basis, assuming he or she is eligible for a pension under the 1.67% salaried benefit formula of the Retirement Plan, such amount reduced by the Eligible Employee’s Retirement Savings Account balances in the Salaried Savings Plan and the Deferred Compensation Savings Plan as of his or her termination of employment with the Company. The Retirement Savings Account balances shall be converted to a single life annuity using the same actuarial basis as is used to determine a lump sum payment under Section 6(A).

The Plan Administrator may grant additional Credited Service for the calculation of the Supplemental Benefit in accordance with the provisions of Section 5(A)(iii)(b). In the event additional Credited Service is granted, the Supplemental Benefit shall be calculated as specified in the above paragraph, but including such additional Credited Service in calculating the assumed Retirement Plan benefit and Pension Restoration Plan benefit. The Supplemental Benefit so determined shall be reduced by the single-life annuity actuarial equivalent of any retirement benefit due the Eligible Employee from the acquired company and/or Affiliated Company relating to the Credited Service so granted, whether payable under a qualified defined benefit plan, non-qualified defined benefit plan or contractual-type arrangement.

Notwithstanding the foregoing, in lieu of the Supplemental Benefit determined above, upon recommendation by management with Committee approval, an Eligible Employee who is actively employed on or after age 62 and has completed at least 10 years of Vesting Service is entitled to a Supplemental Benefit equal to 25% of Final Average Compensation (as defined under the standard 1.67% salaried benefit formula of the Retirement Plan) reduced by the Eligible Employee’s Retirement Savings Account balances in the Salaried Savings Plan and the Deferred Compensation Savings Plan as of his or her termination of employment with the Company. The Retirement Savings Account balances shall be converted to a single life annuity using the same actuarial basis as is used to determine a lump sum payment under Section 6(A).

(D)	Time of Payment of the Supplemental Benefit.

As specified in Section 6 below, for an Eligible Employee who terminates employment following his or her Vesting Date, payment of the Supplemental Benefit shall commence following his or her Retirement Date.

“Retirement Date” with respect to an Eligible Employee whose benefit under the Plan is determined under Section 5(A) shall mean the first of the month following the Eligible Employee’s termination of employment with the Company and the earliest to occur of:

(i)	his or her attainment of age 62 and completion of 10 years of Vesting Service;

(ii)	his or her attainment of age 61 and completion of 20 years of Vesting Service; or

(iii)	his or her attainment of age 65 and completion of five Years of Vesting Service.

Notwithstanding the foregoing, an Eligible Employee may have an earlier Retirement Date with the consent of the Committee; provided that such Eligible Employee has attained age 55 and has completed 10 years of Vesting Service; and provided further that such Eligible Employee’s Supplemental Benefit shall be reduced by 4% for each year that commencement of payment precedes age 62.

“Retirement Date” with respect to an Eligible Employee whose benefit under the Plan is determined under the standard provisions of Section 5(B) or Section 5(C) shall mean the first of the month following the Eligible Employee’s termination of employment with the Company and the earlier to occur of:

(i)	his or her attainment of age 55 and the completion of 10 years of Vesting Service: or

(ii)	his or her attainment of age 65 and completion of five years of Vesting Service.

An Eligible Employee’s Supplemental Benefit shall be reduced by 4% for each year that commencement of payment precedes age 62.

6.	Forms of Benefit Payment.

(A)	Normal Form. The normal form of payment of the Supplemental Benefit is a lump sum payment. Payment of the Supplemental Benefit to an Eligible Employee shall be made on the later of the January 1 coinciding with or next following the Eligible Employee’s Retirement Date or the date six months following the Eligible Employee’s termination of employment with the Company (the “Normal Payment Date”).

(B)	Optional Annuity Form. In lieu of the normal form of benefit payment, an Eligible Employee may elect to receive payment of his or her Supplemental Benefit in the form of an annuity, using any of the annuity forms of payment available under the Retirement Plan. In order to elect payment in the form of an annuity, the Eligible Employee must file such election in writing with the Plan while actively employed with the Company, including while in receipt of long-term disability plan benefits, and at least 12 months prior to his or her Normal Payment Date, and elect a payment commencement date that is at least five years after the Normal Payment Date. The Eligible Employee may elect the specific form of annuity at any time within 90 days of his or her elected payment commencement date. Any factor that would be applied to a retirement under the Retirement Plan on such payment commencement date for an optional form of payment other than a single life annuity shall be applied to the Eligible Employee’s Supplemental Benefit annuity payments.

(C)	Calculation of the Lump Sum Payment. The lump sum payment under Section 6(A) above shall be determined based on the UP-94G mortality table (male) and as further detailed below:

(i)	With respect to an Eligible Employee whose benefit under the Plan is determined under Section 5(A), the amount of the lump sum payment shall be determined by applying a discount rate based on the municipal bond rate (published daily in the Wall Street Journal under Yield Comparisons, Tax Exempt 7-12 year G.O. AAA) for the December 31 preceding the Eligible Employee’s Normal Payment Date. Notwithstanding the foregoing, an Eligible Employee may make an election prior to his or her Retirement Date to have the discount rate determined as of any day beginning with the calendar year in which he or she attains age 61. The Eligible Employee must file this election in writing with the Plan on the day to which the elected discount rate applies. The Eligible Employee may only make one such election and such election is irrevocable.

(ii)

With respect to an Eligible Employee whose benefit under the Plan is determined under Section 5(B) or Section 5(C), the amount of the lump sum payment shall be determined by applying a discount rate based on the average municipal bond rate (published daily in the Wall Street Journal under Yield Comparisons, Tax Exempt 7-12 year G.O. AAA) for the month of December preceding the Eligible Employee’s Normal Payment Date. Notwithstanding the foregoing, an Eligible Employee may make an election prior to his or her Retirement Date to have the discount rate determined as of any month beginning with the month the Eligible Employee announces his or her retirement, provided such announcement is at least 12 months in advance of the Eligible Employee’s Retirement Date. The Eligible Employee must file this election in writing with the Plan by the last day of the month to which the elected discount rate applies. The Eligible Employee may only make one such election and such election is irrevocable. In determining the lump sum payment of the Eligible Employee’s Supplemental Benefit, the discount rate shall be the lower of (i) the discount rate so elected by the Eligible Employee or (ii) the Plan discount rate for the month of December preceding the Eligible Employee’s Normal Payment Date.

The Committee reserves the right to change the discount rate from time to time.

(D)	Death Benefit Prior to Retirement. In the event an Eligible Employee dies on or after completing five years of Vesting Service, but prior to his or her Retirement Date, the Supplemental Benefit shall be payable to his or her surviving spouse, if any, in the form of a pre-retirement surviving spouse’s benefit, based on the provisions of the Retirement Plan. Any such pre-retirement surviving spouse’s benefit shall be paid in the manner set forth for determining a “Qualified Joint and Survivor Annuity” under the Retirement Plan (providing 50% of the Eligible Employee’s reduced benefit to his or her spouse).

(E)	Death Benefit After Retirement. In the event an Eligible Employee dies on or after his or her Retirement Date, but prior to the commencement of benefit payments under Section 6(A) or Section 6(B) above, the Supplemental Benefit shall be payable to the Eligible Employee’s named beneficiary in the normal form of a lump sum payment as soon as practicable following the Eligible Employee’s death. An Eligible Employee may designate a beneficiary to receive the death benefit payable under this Section 6(E). Such designation shall be in writing on a form prescribed by the Plan Administrator and may be changed from time to time. If no beneficiary is designated or surviving at the time of the Eligible Employee’s death, the death benefit shall be payable to the spouse of the Eligible Employee or, if the Eligible Employee is unmarried, to the estate of the Eligible Employee.

(F)	Pension Restoration Plan Benefit. In the event an Eligible Employee is also entitled to a benefit under the Pension Restoration Plan, to the extent permitted under the American Jobs Creation Act of 2004, the benefit under the Pension Restoration Plan shall be paid in the same form and at the same time as the Supplemental Benefit is paid under Section 6(A) or Section 6(B) above, whichever is applicable.

7.	Benefit Not Assignable.

An Eligible Employee’s rights under the Plan shall not be subject to assignment, encumbrance, garnishment, attachment or charge, whether voluntary or involuntary, and in the event of any such assignment, action or proceeding, any benefit otherwise payable under the Plan shall be deemed terminated or forfeited.

8.	Termination of Benefit/Repayment of Benefit.

(A)	Solely with respect to an Eligible Employee whose benefit under the Plan is determined under Section 5(A), eligibility of a person to participate in the Plan, or to receive payment of any benefit under the Plan, shall be subject to being terminated by the Committee, in the Committee’s sole discretion, if the person:

(i)	shall, without the consent of the Committee or without “good reason” (as defined below), voluntarily terminate employment with the Company (or retire from the Company) prior to age 62 or age 61 with 20 years of Vesting Service; for purposes of this subparagraph “good reason” for voluntary termination prior to his or her attainment of age 62 or age 61 with 20 years of Vesting Service shall mean any of the following:

(a)	the assignment of any duties inconsistent with the person’s status as a senior manager of the Company or a substantial alteration in the nature or status of the person’s responsibilities;

(b)	a reduction in the person’s base salary (except for across-the-board salary reductions similarly affecting all managers of the Company);

(c)	the failure of the Company to continue in effect any vacation plan or any material compensation plan in which the person participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the person’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of participation, relative to other participants; or

(d)	the failure by the Company, except as necessary to comply with applicable laws, to continue to provide the person with benefits substantially similar to those enjoyed under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the person previously participated, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the person of any material fringe benefit previously enjoyed by the person;

(ii)	shall, without the consent of the Committee, breach any covenant in favor of the Company or any of its affiliates with respect to the disclosure of confidential information, the hiring or solicitation of employees, or competition with the Company and its affiliates, as the same may be contained in any agreement approved by the appropriate officers of the Company and as in effect from time to time (the “Confidentiality and Non-Competition Agreement”); or

(iii)	shall have been involuntarily terminated by the Company for “good cause” (as defined below), or shall have been found by the Committee to have engaged in any action inimical to the interests of the Company, dishonesty or other serious misconduct in connection with the person’s employment by the Company or a subsidiary; for purposes of this subparagraph “good cause” for involuntary termination shall mean termination upon:

(a)	the willful and continued failure substantially to perform properly assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand is delivered by the Board which specifically identifies the manner in which the Board believes that properly assigned duties have not been substantially performed; or

(b)	the willful engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

for purposes of this Section 8(A)(iii), no act, or failure to act, shall be deemed “willful” unless done (or omitted to be done) not in good faith and without reasonable belief that the action or omission was in the best interest of the Company; notwithstanding the foregoing, a person shall not be deemed to have been terminated for good cause unless and until there shall have been delivered a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the person and an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the person was guilty of conduct set forth in Section 8(A)(iii)(a) or Section 8(A)(iii)(b) above and specifying the particulars thereof in detail.

(B)	Solely with respect to an Eligible Employee whose benefit under the Plan is determined under Section 5(A), in the event an Eligible Employee who has retired and received payment of the Supplemental Benefit in the form of a lump-sum distribution or installments breaches any of the terms of his or her Confidentiality and Non-Competition Agreement, as set forth in Section 8(A)(ii) above, he or she shall repay to the Company a portion of the Supplemental Benefit received. The amount which shall be repaid is the difference between:

(a)	the amount of Supplemental Benefit the Eligible Employee has received from the Company by the time the Committee notifies the Eligible Employee of its objection to such competition; and

(b)	the amount the Eligible Employee would have received by the time of such notification had the Supplemental Benefit been paid on a single-life annuity basis;

plus reasonable interest as recommended by the Company’s Chief Financial Officer.

9.	Amendment or Termination of Plan and Application of Specific Terms.

The Company reserves the right to amend, modify or terminate the Plan at any time by action of the Board; provided that such action shall not adversely affect any Eligible Employee’s right to a benefit which accrued pursuant to the provisions of the Plan prior to such action. The Board, with respect to any Eligible Employee who is a member of the Board, or the Committee, with respect to other Eligible Employees, may adjust the application of any term of the Plan with respect to any Eligible Employee, except a change in the timing of a distribution, to the extent it determines, in its discretion, that such action will further the purposes of the Plan.

10.	Administration of Plan.

The Company’s Senior Vice President of Human Resources shall be the Plan Administrator of the Plan. The Plan Administrator shall have discretion to interpret the Plan, to determine eligibility and amounts of benefits under the Plan and to decide any questions or disputes under the Plan (except for any necessary decisions by the Board or by the Committee pursuant to Section 8 and Section 9 above).

All decisions that are made by the Board or by the Committee or by the Plan Administrator with respect to the Plan (or made by the Board or the Committee, in those circumstances where discretion in the administration of the Plan has been reserved to such body) shall be final and binding on the Company and the Eligible Employees (and their heirs or beneficiaries).

11.	Change of Control of International Paper Company.

(A)	Solely with respect to an Eligible Employee whose benefit under the Plan is determined under Section 5(A), if a “Change of Control” of the Company (as defined in Section 11(B) below) occurs, then:

(i)	the minimum amount under the formula set forth in Section 5(A)(ii) above shall be increased from 25% to 50% of the Eligible Employee’s Compensation; and

(ii)	the Eligible Employee’s Supplemental Benefit under the Plan shall become vested and nonforfeitable, and shall not be subject to termination pursuant to any of the provisions of Section 8 above.

(B)	For purposes of this Section 11, the term “Change of Control” of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as amended (“Exchange Act”); provided that, without limitation, a Change of Control shall be deemed to have occurred if:

(i)	any “person” as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act (other than employee benefit plans sponsored by the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company’s shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of the period.

12.	Transition Rules under the American Jobs Creation Act of 2004.

It is the intent of the Company and the Plan Administrator to operate the Plan in accordance with the transition rules under the American Jobs Creation Act of 2004 in the calendar year 2005, in all respects, but specifically in the distribution payments elected by Eligible Employees in 2005. To the extent that the transition rules are further clarified or modified by the U.S. Treasury Department and/or Internal Revenue Service, any actions taken under the Plan in 2005 shall be adjusted to the extent necessary to be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and U.S. Treasury and IRS pronouncements related thereto.